SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]      Preliminary Proxy Statement                 [ ]  Confidential, for Use of the
[X]      Definitive Proxy Statement                       Commission Only (as permitted by
[_]      Definitive Additional Materials                  Rule 14a-6(e)(2))
[_]      Soliciting Material Pursuant to
         (ss.)240.14a-11(c) or (ss.)240.14a-12

                                 CRYOLIFE, INC.
                (Name of Registrant as Specified In Its Charter)

                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction: 5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                      [Logo of CryoLife, Inc. Appears Here]
                          1655 ROBERTS BOULEVARD, N.W.
[LOGO]                      KENNESAW, GEORGIA 30144


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF CRYOLIFE, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CRYOLIFE, INC. will be held at the Sheraton Suites Galleria-Atlanta, 2844 Cobb Parkway, SE, Atlanta, Georgia 30339, on May 26, 2000 at 10:00 a.m., Atlanta time, for the following purposes:

     1. To elect seven directors to serve until the next Annual Meeting of Shareholders or until their successors are elected and have qualified.

     2. To consider a proposal to approve an amendment to the CryoLife, Inc. 1998 Long-Term Incentive Plan (the "1998 Plan") to increase the number of shares of CryoLife common stock which may be issued under the 1998 Plan by 300,000 shares.

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The proxy statement dated April 14, 2000 is attached.

     Only record holders of CryoLife's common stock at the close of business on March 31, 2000 will be eligible to vote at the meeting.

     Your attendance at the annual meeting is very much desired. However, if there is any chance you may not be able to attend the meeting, please execute, complete, date and return the proxy in the enclosed envelope. If you attend the meeting, you may revoke the proxy and vote in person.

                                         By Order of the Board of Directors:

                                         /s/ Steven G. Anderson


                                         STEVEN G. ANDERSON,
                                         Chairman of the Board and President


Date: April 14, 2000

     A copy of the Annual Report of CryoLife, Inc. for the fiscal year ended December 31, 1999 containing financial statements is enclosed.

                      [Logo of CryoLife, Inc. Appears Here]
                          1655 ROBERTS BOULEVARD, N.W.
[LOGO]                      KENNESAW, GEORGIA 30144

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS

     This proxy statement is furnished for the solicitation by the Board of Directors of proxies for the Annual Meeting of Shareholders of CryoLife, Inc. to be held on May 26, 2000, at 10:00 a.m., Atlanta time, at the Sheraton Suites Galleria-Atlanta, 2844 Cobb Parkway, SE, Atlanta, Georgia 30339. The sending in of a signed proxy will not affect a shareholder's right to attend the meeting and vote in person. A signed proxy may be revoked by the sending in of a timely, but later dated, signed proxy. Any shareholder giving a proxy may also revoke it at any time before it is exercised by giving oral or written notice to Ronald D. McCall, Secretary of CryoLife, or Ms. Suzanne Gabbert, Assistant Secretary, at the offices of CryoLife. Oral notice may be delivered by telephone call to Ms. Gabbert, at the offices of CryoLife, at (770) 419-3355.

     Holders of record of CryoLife's common stock at the close of business on March 31, 2000 will be eligible to vote at the meeting. CryoLife's stock transfer books will not be closed. At the close of business on March 31, 2000, CryoLife had outstanding a total of 12,850,655 shares of common stock, excluding a total of 1,075,893 shares of treasury stock held by CryoLife, which are not entitled to vote. Each such share will be entitled to one vote, non-cumulative, at the meeting.

     Other than the matters set forth herein, management is not aware of any other matters that may come before the meeting. If any other business should properly come before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote the shares represented by the effective proxies and intend to vote them in accordance with their best judgment.

     This proxy statement and the attached proxy were first mailed to security holders on behalf of CryoLife on or about April 14, 2000. Properly executed proxies, timely returned, will be voted and, where the person solicited specifies by means of a ballot a choice with respect to any matter to be acted upon at the meeting, the shares will be voted as indicated by the shareholder. If the person solicited does not specify a choice with respect to election of directors or the proposal to increase the authorized shares under the 1998 Plan, the shares will be voted for management's nominees for election as directors and for the proposal to increase the authorized shares under the 1998 Plan. In addition to the solicitation of proxies by the use of the mails, directors and officers of CryoLife may solicit proxies on behalf of management by telephone, telegram and personal interview. Such persons will receive no additional compensation for their solicitation activities, and will be reimbursed only for their actual expenses incurred. The costs of soliciting proxies will be borne by CryoLife.

VOTING PROCEDURES AND VOTE REQUIRED

     The Secretary of CryoLife, in consultation with the judges of election, who will be employees of CryoLife's transfer agent, shall determine the eligibility of persons present at the Annual Meeting to vote and shall determine whether the name signed on each proxy card corresponds to the name of a shareholder of CryoLife. The Secretary, based on such consultation, shall also determine whether or not a quorum of the shares of CryoLife, consisting of a majority of the votes entitled to be cast at the Annual Meeting, exists at the Annual Meeting. Both abstentions from voting and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business.

     Nominees for election as directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election. Since there are seven directorships to be filled, this means that the seven individuals receiving the most votes will be elected. Abstentions and broker non-votes will therefore not be relevant to the outcome.

     The affirmative vote of holders of a majority of the outstanding shares of common stock of CryoLife entitled to vote and present in person or by proxy at the Annual Meeting is required for approval of the amendment to the 1998 Plan. It is expected that shares held by executive officers and directors of CryoLife, which in the aggregate represent approximately 18% of the outstanding shares of common stock, will be voted in favor of the proposal. With respect to the proposal concerning the 1998 Plan, abstentions will have the effect of a vote against the proposal and broker non-votes will be disregarded and will have no effect on the outcome of the vote. There are no rights of appraisal or similar dissenters' rights with respect to any matter to be acted upon pursuant to this proxy statement.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors of CryoLife recommends a vote "FOR" the election of each of the nominees named below for election as director and "FOR" the proposal to approve the amendment to the 1998 Plan.

ELECTION OF DIRECTORS

     The proxy holders intend to vote "FOR" election of the nominees named below, who are currently members of the Board, as directors of CryoLife and "FOR" the proposal to approve the amendment to the 1998 Plan, unless otherwise specified in the proxy. Directors of CryoLife elected at the Annual Meeting to be held on May 26, 2000 will hold office until the next Annual Meeting or until their successors are elected and qualified.

     Each of the nominees has consented to serve on the Board of Directors, if elected. Should any nominee for the office of director become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote for the election of such other person as the Board may recommend.

     The individuals listed below as nominees for the Board of Directors were directors of CryoLife during all of 1999, except that Mr. Cook and Dr. Van Dyne were elected to the Board in August 1999 and Mr. Schwartz was elected to the Board in September 1999. Benjamin H. Gray, a director of CryoLife during 1999, will not stand for reelection at the annual meeting and the Board has reduced the size of the Board from eight to seven. The name and age of each nominee, and the period during which such person has served as a director, together with the number of shares of CryoLife's common stock beneficially owned, directly or indirectly, by such person and the percentage of outstanding shares of CryoLife's common stock such ownership represented at the close of business on April 3, 2000, according to information received by CryoLife, is set forth below:

                                                                        Shares of
                                                                      CryoLife Stock
                                                                    Beneficially Owned             Percentage of
                                     Service as                            at                    Outstanding Shares
Name of Nominee                       Director         Age           April 3, 2000(1)            of CryoLife Stock
---------------                       -----------      ---          ------------------           ------------------
Steven G. Anderson                    Since 1984        61            1,175,645 (2)                    9.54%
John M. Cook (4)                      Since 1999        58               22,500 (3)                       *
Ronald C. Elkins, M.D.(4)(5)          Since 1994        63              104,243 (6)                       *
Virginia C. Lacy(4)(5)                Since 1997        58              433,586 (7)                    3.63%
Ronald D. McCall, Esq.(5)             Since 1984        63              151,692 (8)                       *
Alexander C. Schwartz, Jr.(4)         Since 1999        67               12,500 (9)                       *
Bruce J. Van Dyne, M.D.(5)            Since 1999        59               12,700 (9)                       *

---------------

* Ownership represents less than 1% of outstanding shares of CryoLife common stock.

(1) Except as otherwise noted, the nature of the beneficial ownership for all shares is sole voting and investment power.

(2) Includes 105,333 shares held of record by Ms. Ann B. Anderson, Mr. Anderson's spouse. Also includes options to acquire 36,200 shares of common stock which are presently exercisable or will become exercisable within 60 days after the date of this proxy statement.

(3) Includes 10,000 shares which are held by CT Investments, LLC of which Mr. Cook owns 90% of the membership interests. Includes options to acquire 12,500 shares of common stock which are presently exercisable or will become exercisable within 60 days after the date of this proxy statement.

(4)  Member of the Audit Committee.

(5)  Member of the Compensation Advisory Committee.

(6) Includes options to acquire 68,500 shares of common stock which are presently exercisable or will become exercisable within 60 days after the date of this proxy statement.

(7) Includes 215,500 shares held as beneficiary of a trust, and 110,586 shares held as beneficiary of an IRA, of Ms. Lacy's deceased spouse. Includes 15,000 shares held as administrator of a pension plan. Includes 68,500 shares subject to options which are presently exercisable or will become exercisable within 60 days after the date of this proxy statement.

(8) Includes 10,000 shares of common stock owned of record by Ms. Marilyn B. McCall, Mr. McCall's spouse. Includes options to acquire 77,500 shares of common stock which are presently exercisable or will become exercisable within 60 days after the date of this proxy statement.

(9) Includes options to acquire 12,500 shares of common stock which are presently exercisable or will become exercisable within 60 days after the date of this proxy statement.

     Steven G. Anderson, a founder of CryoLife, has served as CryoLife's President, Chief Executive Officer and Chairman of the Board of Directors since its inception. Mr. Anderson has more than 30 years of experience in the implantable medical device industry. Prior to founding CryoLife, Mr. Anderson was Senior Executive Vice President and Vice President, Marketing, from 1976 until 1983 of Intermedics, Inc. (now Guidant Corp.), a manufacturer and distributor of pacemakers and other medical devices. Mr. Anderson is a graduate of the University of Minnesota.

     John M. Cook has served as a Director of CryoLife since August 1999. Mr. Cook is Chairman and Chief Executive Officer of The Profit Recovery Group International, Inc., an international, publicly held audit recovery firm operating in 36 countries, with 1999 revenues exceeding $340 million. Mr. Cook has served as Chief Executive Officer of The Profit Recovery Group since its founding in January 1991. Prior to The Profit Recovery Group, he served in a number of top financial and management positions in the retail industry, including Senior Vice President and Chief Financial Officer of Caldor Stores and Senior Vice President of Finance and Controller of Kaufmann's Department Stores, both May Department Stores affiliates. He holds a B.S. degree in accounting from Saint Louis University, where he serves as a member of the Board of Trustees and holds a seat on the Executive Advisory Board of the University's School of Business and Administration.

     Ronald C. Elkins, M.D., has served as a Director of CryoLife since January 1994. Dr. Elkins is Professor and Chief, Section of Thoracic and Cardiovascular Surgery, University of Oklahoma Health Science Center. Dr. Elkins has been a physician at the Health Science Center since 1971, and has held his present position since 1975. Dr. Elkins is a graduate of the University of Oklahoma and Johns Hopkins Medical School.

     Virginia C. Lacy has served as a Director of CryoLife since August 1997. Ms. Lacy received her BA degree from Northwestern University in 1963. Ms. Lacy is the Administrator of The Jeannette & John Cruikshank Memorial Foundation, which provides assistance to those in need throughout the greater Chicago area. Since 1974, Ms. Lacy has served as Secretary-Treasurer and Chief Financial Officer of Precision Devices Corporation, a distributor of medical devices. She was one of the founders of the company and serves as the Chairman of the Board of Directors. For the past 12 years she has also served as the Chief Financial Officer of A.I. Industries, a manufacturer of identification cards for the health care industry. As an elected member of the Board of Education of District 203 of the State of Illinois, she served on its budget committee which was responsible for planning and reviewing the spending of $100,000,000 in public funds each year in a school district having 2,500 employees. Ms. Lacy also provided leadership in State Education by serving on Committees that analyzed state funding for education.

     Ronald D. McCall, Esq. has served as a Director of CryoLife and as the Secretary and Treasurer of CryoLife since January 1984. From 1985 to the present, Mr. McCall has been the proprietor of the law firm of Ronald D. McCall, Attorney at Law, based in Tampa, Florida. Mr. McCall was admitted to the practice of law in Florida in 1961. Mr. McCall received his BA and JD degrees from the University of Florida.

     Alexander C. Schwartz, Jr. has served as a Director of CryoLife since September 1999. Mr. Schwartz retired from Prudential Securities in 1996 after 33 years of service. While at Prudential Securities he held various positions, including co-head of the Investment Banking Division, Managing Director of the firm's International Division and Managing Director of the Health Care Group. As co-head of the Investment Banking Division he was in charge of due diligence teams reviewing and analyzing corporate finances. Mr. Schwartz was responsible for the review of financial and accounting records of corporations and the presentation of the corporation's financial performance in connection with initial public offerings, debt offerings, leveraged buyouts, mergers and acquisitions. Mr. Schwartz is a graduate of Columbia University, where he received a B.S. Degree in Economics. Mr. Schwartz has served on the Boards of Directors of several public and privately held companies and is currently a private investor.

     Bruce J. Van Dyne, M.D. has served as a Director of CryoLife since August 1999. Dr. Van Dyne is a board-certified neurologist and has been in private practice in Minneapolis, Minnesota since 1973. He has served in numerous advisory positions, including as an Examiner in Neurology for the American Board of Psychiatry and Neurology and as previous Chairman of the Department of Neurology for Park Nicollet Medical Center in Minneapolis. He is a graduate of the University of Minnesota and Northwestern University Medical School and is the author of numerous publications in the fields of psychiatry and neurology.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS
                           AND COMMITTEES OF THE BOARD

     Meetings of the Board of Directors--During 1999, there were six meetings of the Board of Directors.

     Director Compensation--All non-employee directors of the Board of Directors of CryoLife are paid $1,500 for each Board meeting attended. In addition, directors are reimbursed for expenses incurred in connection with their services as a director. In December 1997, CryoLife adopted the CryoLife, Inc. Amended and Restated Non-Employee Directors Stock Option Plan, which replaced CryoLife's 1995 Non-Employee Directors Plan. Pursuant to this new plan, options to purchase 5,000 shares of common stock were granted to each of Dr. Elkins, Messrs. Gray and McCall and Ms. Lacy immediately following the 1999 Annual Meeting of Shareholders. In addition, in May 1999, each of these directors agreed to have 24,000 options that were granted in May 1998 pursuant to the 1998 Plan canceled and replaced with a special grant of 24,000 options to purchase 24,000 shares at $17.125, the exercise price of the May 1998 grant, in order to increase the availability of options under the 1998 Plan for grants to employees. No other changes were made to the terms in the May 1998 grant agreements. Additionally, Messrs. Cook, Schwartz and Dr. Van Dyne received a special grant of options to purchase 12,500 shares. The Amended and Restated Non-Employee Directors Stock Option Plan provides that an annual grant will be made each year immediately following CryoLife's Annual Meeting of Shareholders of an option to purchase 5,000 shares of common stock to each individual elected, reelected or continuing as a non-employee director of CryoLife. All options granted pursuant to this plan are granted at a purchase price equal to the last closing price of CryoLife's common stock on the New York Stock Exchange on the day immediately prior to the grant of the option and vest and become exercisable on the option's grant date. No option granted pursuant to this plan may be exercised later than five years following the date of grant. In addition to the foregoing, Dr. Elkins received approximately $76,000 in consulting fees and Dr. Van Dyne received approximately $3,000 in consulting fees from CryoLife in 1999.

     Audit Committee--CryoLife's Audit Committee consisted of five non-employee directors during 1999: Dr. Elkins, Mr. Gray, Mr. Cook, Mr. Schwartz and Ms. Lacy. The Audit Committee will consist of the following four non-employee directors during 2000: Dr. Elkins, Mr. Cook, Mr. Schwartz and Ms. Lacy. The Audit Committee met three times in 1999. The Audit Committee reviews the general scope of CryoLife's annual audit and the nature of services to be performed for CryoLife in connection therewith, acting as liaison between the Board of Directors and the independent auditors. The Audit Committee also formulates and reviews various company policies, including those relating to accounting practices and internal control systems of CryoLife. In addition, the Audit Committee is responsible for reviewing and monitoring the performance by CryoLife's independent auditors and for recommending the engagement or discharge of CryoLife's independent auditors.

     Compensation Advisory Committee--CryoLife's Compensation Advisory Committee consisted of five non-employee directors during 1999: Mr. McCall, Ms. Lacy, Dr. Elkins, Dr. Van Dyne and Mr. Gray. The Compensation Advisory Committee will consist of the following four non-employee directors during 2000: Mr. McCall, Ms. Lacy, Dr. Elkins and Dr. Van Dyne. The Compensation Advisory Committee met three times in 1999. The Compensation Advisory Committee is responsible for evaluating the performance of officers and setting the annual compensation for all officers, including the salary and the compensation package of executive officers. A portion of the compensation package includes a bonus award. The Compensation Advisory Committee also administers CryoLife's benefit plans, except that the Compensation Advisory Sub-Committee approves grants of stock options to executive officers under CryoLife's benefit plans. Currently, the Compensation Advisory Sub-Committee consists of three non-employee directors:
Ms. Lacy, Dr. Van Dyne and Mr. Gray. The Compensation Advisory Sub-Committee will consist of the following two non-employee directors during 2000: Ms. Lacy and Dr. Van Dyne. The Compensation Advisory Sub-Committee met two times in 1999.

     Nominating   Committee--CryoLife   does  not  have  a  standing  nominating
committee of the Board of Directors.

     During 1999, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he or she served, except that Dr. Elkins attended four of the six Board meetings.

     Notwithstanding anything to the contrary set forth in any of CryoLife's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other CryoLife filings, including this proxy statement, in whole or in part, the following Report and Performance Graph shall not be incorporated by reference into any such filings.


                REPORT OF THE COMPENSATION ADVISORY COMMITTEE ON
                             EXECUTIVE COMPENSATION

OVERVIEW

     The Compensation Advisory Committee of the Board of Directors of CryoLife, Inc. is composed of non-employee directors and approves the compensation of CryoLife's executive officers at least annually. The Committee believes the actions of executive officers of CryoLife have a profound impact on the short-term and long-term profitability of CryoLife. Therefore, the Committee gives significant attention to the design of CryoLife's compensation package.

     CryoLife's compensation package consists of three parts and is relatively simple in design. The three primary parts are a base salary, a cash bonus and stock-based incentive compensation. No significant perquisites are provided to executive officers.

BASE SALARY

     The Committee believes it is important for executive officers and other employees of CryoLife to receive acceptable salaries so that CryoLife can recruit and retain the talent it needs. For several years, the Committee has obtained a salary survey report. This survey, which is entitled the "Radford Salary Survey for U.S. Biotech Companies," contains information regarding salaries paid to various biotech executives in the United States. The Committee reviews this salary survey primarily for information regarding salaries, as opposed to bonus and stock incentive information. In setting salaries, the Committee takes into consideration the individual employee's performance, length of service to CryoLife, and the information provided by the Radford Survey. The Committee seeks to set compensation at levels which are reasonable under the circumstances and near the midrange for U.S. biotech companies. For 1999, the Compensation Advisory Committee considered it advisable to make significant increases in salaries in order to provide its executive officers with compensation in the same range as that of executives employed by other companies in the industry. Salaries for executive officers were raised by 18%, on the average, as compared to 1998. The range of increases was from 6% to 39%. The base salary for each executive officer is set on a subjective basis, bearing in mind an overall impression of that executive's relative skills, experience and contribution to CryoLife. The Committee does not attempt to address the relative weight assigned to the various factors, which are evaluated on a subjective overall basis by each individual member of the Committee. Salaries of all executive officers are reviewed annually by the Committee. In accordance with this procedure, the Committee consults with Mr. Anderson, the President and Chief Executive Officer of CryoLife, and an appropriate range of base salary, bonus, and stock options is subjectively considered, based upon the range of compensation received by the other executive officers and the requirements of the particular positions to be filled. The Chief Executive Officer negotiates with candidates for employment, subject to acceptance and ratification by the Committee, and this negotiated base salary is reflected in each candidate's employment agreement.

CASH BONUSES

     Cash bonuses are the next component of executive officer compensation. In determining the amount to be paid as bonuses to executive officers, the Compensation Advisory Committee considers the performance of CryoLife in reaching goals for increased revenues and pre-tax profit as well as the performance of each executive officer. For 1999, the Compensation Advisory Committee based its decision that bonuses should be awarded to CryoLife's executive officers upon its subjective determination that CryoLife's 1999 increases in total revenues together with the achievement of certain goals justified the granting thereof. During 1999, CryoLife reached significant goals with regard to the SynerGraft heart valves and the BioGlue adhesive products, including US approval of the BioGlue HDE for limited distribution of BioGlue. The amount of the bonus paid to individual executive officers was determined based upon the Committee's subjective analysis of the performance of each such officer. Excluding the cash bonus paid to the Chief Executive Officer, 1999 executive officer bonuses ranged from $25,000 to $50,000 and were paid in 2000.

STOCK-BASED INCENTIVES

     Stock-based incentives have been a supplemental component of compensation for CryoLife's executive officers, and certain other employees, since the formation of CryoLife. CryoLife adopted formal incentive stock option plans in 1984, 1989, 1993 and 1998. CryoLife has also made grants of non-qualified options under an informal stock option program. The Sub-Committee approves grants of stock options to executive officers under CryoLife's option plans.

     Historically, grants made by CryoLife have generally vested at a rate of 20% per year and have had a term of five and one-half years. These options also usually expire upon termination of employment, except in the event of disability or death, in which case the term of the option may continue for some time thereafter.

     The Sub-Committee believes that CryoLife's stock option program has been effective in focusing attention on shareholder value since the gain to be realized by executive officers upon exercise of options will change as the stock price changes. The Sub-Committee also believes that the long-term nature of the options encourages CryoLife's executive officers to remain with CryoLife. Finally, the Sub-Committee has found it appropriate to grant options to newly employed executive officers in order to encourage such officers to identify promptly with CryoLife's goal of increased shareholder value. The number of shares to be granted is established utilizing the procedure described above at "--Base Salary." The Sub-Committee subjectively determines the number of shares to be granted based on its analysis of the number which would provide an adequate incentive to the new executive officer to accept a position with CryoLife.

     In general, following initial employment, the granting of stock-based incentives to executive officers is considered by the Sub-Committee to be justified when CryoLife's revenues and earnings, coupled with the individual executive's performance, warrant supplemental compensation in addition to the salary and bonus paid with respect to a given year. Each of these factors is weighed subjectively by Sub-Committee members in determining whether or not a stock-based incentive should be granted, and such incentives are not granted routinely. Stock-based incentives were granted to two executive officers to purchase in the aggregate, 30,000 shares during fiscal 1999. The Committee thinks it unlikely that any participants in CryoLife's stock plans will, in the foreseeable future, receive in excess of $1 million in aggregate compensation (the maximum amount for which an employer may claim a compensation deduction pursuant to Section 162(m) of the Internal Revenue Code of 1986 unless certain performance-related compensation exemptions are met) during any fiscal year, and has therefore determined that CryoLife will not take any affirmative action at this time to meet the requirements of such exemptions.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Committee fixed the 1999 salary of Mr. Steven G. Anderson, Chief Executive Officer of CryoLife, at $442,750 and awarded Mr. Anderson a cash bonus of $225,000 for his performance and significant service to CryoLife in 1999. This bonus reflected an increase of $50,000 over the 1998 bonus. This exhibits the philosophy of the Committee as set forth at "--Base Salary" and "--Cash Bonuses" above. In 1999, Mr. Anderson was not granted any stock options to purchase shares of common stock due to the grant of 40,000 options in May 1996, which options were exchanged in May 1998 for 40,000 options to purchase shares of CryoLife common stock. The Committee and Sub-Committee believe the compensation of Mr. Anderson, a founder of CryoLife, reflects their subjective opinions that Mr. Anderson has provided superlative leadership and fulfilled the functions of an executive officer of CryoLife at the highest level.

CONCLUSION

     The Committee and Sub-Committee believe that the mix of a cash salary and bonuses and a long-term stock incentive compensation program represents a balance that has motivated and will continue to motivate CryoLife's management team to produce the best results possible given overall economic conditions and the difficulty of predicting CryoLife's performance in the short term.

                                 COMPENSATION ADVISORY COMMITTEE:

                                       RONALD D. McCALL, CHAIRMAN
                                       VIRGINIA C. LACY
                                       RONALD C. ELKINS, M.D.
                                       BENJAMIN H. GRAY
                                       BRUCE J. VAN DYNE, M.D.

                                 COMPENSATION ADVISORY SUB-COMMITTEE:

                                       VIRGINIA C. LACY
                                       BENJAMIN H. GRAY
                                       BRUCE J. VAN DYNE, M.D.

                                PERFORMANCE GRAPH

     Set forth below is a line-graph presentation comparing the cumulative shareholder return on CryoLife's common stock, on an indexed basis, against cumulative total returns of the Nasdaq stock market (U.S. companies) and the Russell 2000 Index, and a new "peer group" and the old "peer group" selected by management of CryoLife. Management has selected the Russell 2000 Index for the fiscal year ending 1999 because they believe that the Russell 2000 Index provides a better measure of performance of U.S. small company stocks than does the Nasdaq stock market index. The new peer group selected for inclusion in this proxy statement includes Advanced Tissue Sciences, Inc., Osteotech, Inc., Closure Medical Corp. and LifeCell Corporation. Each of these companies has securities traded on the Nasdaq Stock Market. Advanced Tissue and Osteotech were selected because they had been utilized as a basis for comparison with CryoLife in reports by analysts for each of the two co-managers of CryoLife's initial public offering. Management selected LifeCell to be included in the peer group based on the fact that LifeCell, a developer of tissue engineered products, is also a biomedical company and added Closure Medical to the peer group based on the fact that Closure Medical has tissue adhesive products. The old peer group consisted of Advanced Tissue Sciences, Inc., Osteotech, Inc. and LifeCell Corporation. The returns for the new and old peer groups are weighted according to each issuer's market capitalization. The performance graph shows total return on investment for the period beginning December 31, 1994 and ending December 31, 1999.


                                [graph omitted]


                                 VALUE OF $100 INVESTED ON DECEMBER 31, 1994 AT:


                             12/31/94      12/31/95      12/31/96       12/31/97      12/31/98     12/31/99
                            ------------  ------------  ------------   ------------  -----------  ------------
CRYOLIFE                    $    100.00   $    238.46   $    384.62    $    419.23   $   365.38   $    361.54
OLD PEER GROUP              $    100.00   $    126.76   $    121.79    $    202.67   $   146.61   $     82.47
NEW PEER GROUP              $    100.00   $    126.76   $    121.79    $    206.35   $   179.98   $     90.46
NASDAQ MARKET               $    100.00   $    129.71   $    161.18    $    197.63   $   278.08   $    490.46
RUSSELL 2000 INDEX          $    100.00   $    128.44   $    149.77    $    183.23   $   178.09   $    212.98

                 Total return assumes reinvestment of dividends.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued by CryoLife to CryoLife's Chief Executive Officer and the four other most highly paid executive officers of CryoLife in 1999 (the "Named Executives"). The information presented is for the years ended December 31, 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE


                                                                                    Long -Term
                                                         Annual Compensation       Compensation
                                                      -------------------------    --------------
                                                                                    Securities
                                                                                   Underlying          All Other
              Name and                               Salary           Bonus       Options/SARs       Compensation
         Principal Position                Year     ($)  (1)           ($)           (#) (2)             ($)  (3)
--------------------------------------    --------  ---------------------------   --------------    ---------------
Steven G. Anderson                        1999      $    442,750    $  225,000                 0       $     27,388
    Chairman of the Board of              1998           385,000       175,000            58,500             27,361
    Directors, President and Chief        1997           345,000       135,000             8,000             34,750
    Executive Officer

Kirby S. Black, PhD                       1999           151,325        50,000                 0             11,919
    Vice President, Research and          1998           122,850        40,000                 0              9,011
    Development                           1997           117,000        30,000                 0              7,896

Albert E. Heacox, PhD                     1999           168,000        50,000                 0              7,235
    Vice President, Laboratory            1998           152,250        42,000                 0              7,894
    Operations                            1997           145,000        40,000                 0              8,625

Edwin B. Cordell, Jr.                     1999           152,276        50,000                 0              3,719
    Vice President and Chief              1998           131,250        42,000                 0              3,268
    Financial Officer                     1997           125,000        30,000            10,000              3,098

James C. Vander Wyk, PhD.                 1999           149,961        48,000            10,000              2,752
    Vice President, Regulatory            1998           131,250        40,000                 0              2,503
    Affairs and Quality Assurance         1997           125,000        30,000                 0              1,871

_________________

(1) Includes base salary earned by the Named Executives for the periods presented and includes compensation deferred under CryoLife's 401(k) plan, and amounts such officers elected to apply to CryoLife's supplemental life insurance program. Amounts for perquisites and other personal benefits extended to the Named Executives are less than the lesser of $50,000 or 10% of the total of annual salary and bonus of such Named Executive.

(2) During the periods presented, the only form of long-term compensation utilized by CryoLife has been the grant of stock options. CryoLife has not awarded restricted stock or stock appreciation rights, or made any long-term incentive payouts. Accordingly, the columns for "Restricted Stock Award(s)" and "Long Term Incentive Payouts" have been omitted.

(3) Since the inception of CryoLife's 401(k) plan, CryoLife has been matching contributions to the plan subject to certain limitations and vesting requirements. In 1992, CryoLife adopted its supplemental life insurance program for certain executive officers. The following table sets forth, for each of the Named Executives, the amount of CryoLife's contributions to the 401(k) plan and the supplemental life insurance program:


                                         1999                               1998                               1997
                         ------------------------------------ -------------------------------  -------------------------------------
                                              SUPPLEMENTAL                      SUPPLEMENTAL                            SUPPLEMENTAL
                                                 LIFE                               LIFE                                   LIFE
                                    401(K)     INSURANCE               401(K)     INSURANCE                  401(K)      INSURANCE
                          TOTAL  CONTRIBUTION   PROGRAM     TOTAL   CONTRIBUTION   PROGRAM     TOTAL      CONTRIBUTION    PROGRAM
                         ------- ------------ ------------- ------- ------------ ------------ ----------  ------------- ------------

Steven G. Anderson       $27,388 $     5,000        22,388  $27,361       4,973  $    22,388     34,759   $      4,750  $    30,000
Kirby S. Black, Ph.D.     11,919       2,748         9,171    9,011       2,547        6,464      7,896          2,421        5,475
Albert E. Heacox,PhD       7,235       3,504         3,731    7,894       3,743        4,151      8,625          3,625        5,000
Edwin B. Cordell, Jr.      3,719       3,719             0    3,268       3,268            0      3,098          3,098            0
James C. Vander Wyk, PhD   2,752       2,752             0    2,503       2,503            0      1,871          1,871            0

     Grant of Options. During 1999, options were granted to James C. Vander Wyk in recognition of his performance. No options were granted to any of the other Named Executives during 1999. No stock appreciation rights (SARs) have been granted by CryoLife. The following table sets forth information regarding the grant of options in 1999:

                  OPTION/SAR GRANTS IN LAST FISCAL YEAR (1999)
                                                      % of
                                                      Total                                Potential Realizable
                                      Number of     Options/SARs                             Value at Assumed
                                      Securities     Granted                                 Annual Rates of
                                      Underlying        to                                   Appreciation for
                                      Options/SARs  Employees      Exercise                     Option Term
                                      Granted       in Fiscal       Price    Expiration    -----------------------
      Name                            (#) (1)          Year        ($/Sh)(2)   Date (3)    5% ($)        10% ($)
-----------------------------------   ------------  ------------  ---------- -----------   -----------------------
James C. Vander Wyk, PhD                 10,000           5.9%     $12.75      6/9/05      35,200        77,800

____________

(1) The option vests and becomes exercisable on each anniversary of the grant date in the amount of 2,000 shares on each vesting date.

(2) The exercise price was fixed as the closing market price on the date of grant.

(3) Options are subject to earlier termination in the event of death, disability, retirement, or termination of employment.

     Options Exercised. The following table sets forth information regarding the exercise of options in 1999 and the number of options held by the Named Executives as listed in the Summary Compensation Table, including the value of unexercised in-the-money options, as of December 31, 1999. The closing price of CryoLife's common stock on December 31, 1999 used to calculate such values was $11.75 per share.

           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR (1999)
         AND FISCAL YEAR-END OPTION/SAR VALUES (AS OF DECEMBER 31, 1999)


                                                             NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                                 OPTIONS/SARS                    OPTIONS/SARS
                               SHARES         VALUE             AT YEAR END (#)                  AT YEAR END ($)
                             -----------    ----------     ---------------------------   ------------------------------
                              ACQUIRED ON
                               EXERCISE       REALIZED
          NAME                    (#)           ($)         EXERCISABLE  UNEXERCISABLE  EXERCISABLE       UNEXERCISABLE
---------------------------  ------------    -----------    -----------  -------------  -------------     -------------

Steven G. Anderson......           27,012    $  237,165        24,100        66,400     $    127,920      $     62,080
Kirby S. Black, PhD.....                0             0        24,000         6,000     $    146,880      $     36,720
Albert E. Heacox, PhD...                0             0        24,000         6,000     $    102,000      $     25,500
Edwin B. Cordell, Jr....                0             0        16,000         6,000     $     99,000      $          0
James C. Vander Wyk, PhD                0             0        18,000        22,000     $     58,500      $     39,000

     Long-Term Incentive Plan. On December 19, 1997, the Board of Directors adopted, subject to approval of shareholders, the CryoLife 1998 Long-Term Incentive Plan. The 1998 Long-Term Incentive Plan provides for the grant of options, stock appreciation rights and other awards to acquire up to a maximum of 300,000 shares of common stock, subject to certain adjustments. As of April 3, 2000, options for 215,000 shares were outstanding and options for 0 shares had been exercised. Options may be granted under the 1998 Long-Term Incentive Plan to employees, officers or directors of and consultants and advisors to CryoLife and its subsidiaries. CryoLife estimates that, as of April 9, 2000, approximately 410 employees (including officers) and 7 non-officer directors of CryoLife were eligible to participate in the 1998 Long-Term Incentive Plan. Unless sooner terminated by the Board, the 1998 Long-Term Incentive Plan terminates in May 2008. Stock options granted under the Plan also usually expire upon termination of employment or shortly thereafter. In the event of a "change of control transaction" as defined in the 1998 Long-Term Incentive Plan, limitations on exercisability of stock options owned by executive officers shall be waived, and the limitations on exercisability of stock options owned by others may be waived in the discretion of the Compensation Advisory Committee. See "Proposal to Increase the Number of Shares Covered by the CryoLife, Inc. 1998 Long-Term Incentive Plan" below.

     CryoLife Amended and Restated Non-Employee Directors Stock Option Plan. The CryoLife Amended and Restated Non-Employee Directors Stock Option Plan provides for the grant of options to non-employee directors of CryoLife. This plan provides for the grant of options to acquire up to a maximum of 175,000 shares of common stock. At each Annual Meeting of Shareholders, each non-employee director elected, re-elected or continuing as a non-employee director of CryoLife receives an annual grant of options to purchase 5,000 shares on the first business day after such Annual Meeting, which options shall vest and become exercisable on the date of grant. Except as set forth below, options granted under this plan are not transferable other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the optionee may transfer the option for no consideration to or for the benefit of a member of the optionee's immediate family (including, without limitation, to a trust or IRA) subject to such limits as the Board may establish, and the transferee shall remain subject to all the terms and conditions that were applicable to such option prior to the transfer. Upon the death of a non-employee director, options which were exercisable on the date of death are exercisable by his or her legal representatives or heirs, but in no event may the option be exercised after the last day on which it could have been exercised by the non-employee director. As of December 31, 1999, options for 40,000 shares had been granted under this plan.

     Employment Agreements. CryoLife has entered into employment agreements with each of the Named Executives. Except for Mr. Anderson's agreement, and other than with respect to position specific terms, such as duties of employment and compensation, these employment agreements are substantially identical and provide that employment may be terminated by either party with or without cause upon 30 days' written notice to the other. The agreements automatically terminate upon death. Each employee is required to devote his full and exclusive time and attention to his employment duties, and CryoLife reserves the right to change the nature and scope of those duties. The agreement conditions employment and continued employment upon the employee's signing CryoLife's standard Secrecy and Noncompete Agreement.

     A new employment agreement with Mr. Anderson was negotiated in February 1999 for a term of five years, which replaces a similar contract negotiated in 1995. The Compensation Advisory Committee approved the inclusion of a provision in the agreement pursuant to which Ms. Ann B. Anderson, the spouse of Mr. Anderson, would be provided with health care coverage throughout her life. The agreement provides that either party may terminate Mr. Anderson's employment by giving 180 days' written notice to the other. The termination may be with or without cause. In the event CryoLife terminates employment without cause, Mr. Anderson will be entitled to be paid for the remainder of his term or for two years, whichever is greater. If the termination is with cause, after the 180 days' notice period no additional compensation is due.

     Compensation Advisory Committee Interlocks and Insider Participation. The following five directors serve on the Compensation Advisory Committee of CryoLife's Board of Directors: Mr. McCall, Ms. Lacy, Dr. Elkins, Dr. Van Dyne and Mr. Gray. Mr. McCall has been Secretary and Treasurer of CryoLife since 1984. CryoLife has engaged Ronald D. McCall, P.A., a law firm of which Mr. McCall is the sole shareholder to perform legal services on an ongoing basis.
For the year ended December 31, 1999, CryoLife paid Ronald D. McCall, P.A. approximately $50,762 for such legal services, including expense reimbursements. Management believes that these services were provided on terms no less favorable to CryoLife than terms available from unrelated parties for comparable services. See "Information about the Board of Directors and Committees of the Board - Director Compensation" regarding consulting fees paid by CryoLife to Dr. Elkins and Dr. Van Dyne during fiscal 1999.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires CryoLife's executive officers and directors and persons who beneficially own more than 10% of CryoLife's stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish CryoLife with copies of all Section 16(a) forms they file.

     Based  solely on its review of copies of forms  received  by it pursuant to
Section 16(a) of the Securities Exchange Act of 1934 or written representations from reporting persons, CryoLife believes that with respect to 1999, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except that Mr. Anderson filed one Form 4 late reporting one transaction and Ms. Lacy filed a late Form 5 reporting six transactions reportable on Form 4.


                    PROPOSAL TO INCREASE THE NUMBER OF SHARES
                          COVERED BY THE CRYOLIFE, INC.
                          1998 LONG-TERM INCENTIVE PLAN


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

     On March 16, 2000, the Board of Directors of CryoLife approved, adopted and recommended to the shareholders an amendment to the 1998 Plan for an increase of 300,000 in the number of shares of common stock available under the 1998 Plan. The 1998 Plan constitutes a key element of CryoLife's incentive program and is utilized to attract, retain and motivate key employees of CryoLife and to align key employee and shareholder interests.

     As a result of the prior grant of stock options under the 1998 Plan, the number of shares currently available for grant of additional stock options is approximately 85,000. The Board of Directors has determined that this amount is insufficient to continue to maintain CryoLife's needs under its incentive program. As a result, the Board has adopted and proposes that the shareholders approve an amendment to the 1998 Plan which will increase the total number of shares authorized for issuance pursuant to the 1998 Plan by 300,000 shares, thereby increasing the aggregate number of shares which would be available for grants of options, including those previously granted to 600,000. No decision has been reached regarding the benefits to be granted to any particular individual or groups of individuals.

     The Board believes that the increase in the number of shares available for issuance under the 1998 Plan will strengthen CryoLife's ability to attract, retain and motivate key employees of CryoLife. Proxies received by the Board of Directors of CryoLife will be voted for such amendment unless shareholders specify a contrary choice in their proxies. The affirmative vote by the holders of a majority of the outstanding shares of common stock present, in person or by proxy at the meeting is required to approve the amendment to the 1998 Plan. For a description of the 1998 Plan, see "CryoLife, Inc. 1998 Long-Term Incentive Plan" below.


                  CRYOLIFE, INC. 1998 LONG-TERM INCENTIVE PLAN

     On December 19, 1997, the Board of Directors, subject to the approval of shareholders, adopted the 1998 Long-Term Incentive Plan (the "1998 Plan"). The 1998 Plan was approved by the shareholders of CryoLife at the 1998 Annual Meeting of Shareholders. The following discussion summarizes the 1998 Plan.

Shares Reserved Under the Plan

     CryoLife's 1998 Plan currently provides for the grant of options ("Options"), stock appreciation rights ("SARs") and other stock awards ("Stock Awards") (collectively "Awards") to acquire shares of common stock up to a maximum ("Plan Maximum") of 300,000 shares of common stock. In addition, the following provisions are imposed under the 1998 Plan: (i) a maximum of 300,000 shares issued under Options intended to be Incentive Stock Options ("ISOs") under Section 422 of the Internal Revenue Code of 1986 (the "Code"), (ii) a maximum of 100,000 shares issued under Options and SARs to any one individual during any consecutive twelve month period, (iii) a maximum number of shares under other Awards of 100,000 shares, and (iv) a maximum payment under other Awards of $50,000 to any one individual for any Performance Goals established for any performance period, including the Fair Market Value of stock subject to Awards denominated in shares. These maximums are subject to adjustment in the event of stock dividends, stock splits, combination of shares, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares or other changes in the outstanding common stock ("Corporate Transactions"). Any such adjustment will be made by the Committee, as defined below. The Plan Maximum shall not be reduced for shares subject to plans assumed by CryoLife in an acquisition of an interest in another company. Shares subject to Awards that are forfeited or canceled shall again be available for new Awards under the 1998 Plan. Shares issued under the 1998 Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

     The 1998 Plan permits the grant of ISOs, non-qualified stock options ("NSOs"), SARs and other Stock Awards. The Compensation Advisory Committee will determine the terms and conditions of options granted under the 1998 Plan, including the exercise price, which may not be less than the fair market value of CryoLife's common stock on the date of grant, all subject to certain limitations provided under the 1998 Plan.

     Awards may be settled through cash payments, the delivery of shares of common stock, the granting of replacement Awards, or a combination thereof as the Committee shall determine. Any Award settlement, including payment deferrals, may be subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred common stock equivalents.

Purpose of Plan

     CryoLife desires to (i) attract and retain persons eligible to participate in the 1998 Plan ("Participants"); (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify Participants' interests with those of CryoLife's other shareholders through compensation that is based on CryoLife's common stock; and thereby promote the long-term financial interest of CryoLife and the related companies, including the growth in value of CryoLife's equity and enhancement of long-term shareholder return. The 1998 Plan is not qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

Administration of the Plan

     The 1998 Plan will be administered by the Compensation Advisory Committee (the "Committee") appointed by the Board of Directors of CryoLife. Subject to the terms of the 1998 Plan, in administering the 1998 Plan and the Awards granted under the 1998 Plan, the Committee will have the authority to (1) determine the directors, officers and employees of CryoLife and its subsidiaries and the consultants and advisors to whom Awards may be granted and the types of Awards; (2) determine the time or times at which Awards may be granted; (3) determine the option price for shares subject to each Option and establish the terms, conditions, performance criteria, restrictions and other provisions of each Award; (4) determine the extent to which Awards will be structured to conform to Section 162(m) of the Code; (5) establish terms and conditions of Awards to conform to requirements of jurisdictions outside the United States; and (6) interpret the 1998 Plan and prescribe and rescind rules and regulations, if any, relating to and consistent with the 1998 Plan.

     The current Committee members are Ronald D. McCall, Chairman, Virginia C. Lacy, Bruce J. Van Dyne, M.D., Ronald C. Elkins, M.D. and Benjamin H. Gray. The terms of Mr. McCall, Ms. Lacy, Dr. Van Dyne, Dr. Elkins and Mr. Gray as directors expire at the 2000 Annual Meeting of the Shareholders; they are all candidates for reelection except for Mr. Gray, who is not standing for reelection. Under the 1998 Plan, acts by a majority of the Committee, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.

Amendment of the Plan

     The 1998 Plan may be terminated or amended by the Board of Directors at any time, except that the following actions may not be taken without shareholder approval: (a) materially increasing the number of shares that may be issued under the 1998 Plan, except by certain adjustments provided for under the 1998 Plan; or (b) amending the 1998 Plan provisions regarding the limitations on the exercise price of options. In addition, no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the 1998 Plan prior to the date such amendment is adopted by the Board. Options may not be granted under the 1998 Plan after the date of termination of the 1998 Plan, but Options granted prior to that date shall continue to be exercisable according to their terms.

Eligibility for Participation

     Each person who is serving as an officer, director, or employee of CryoLife or any of its subsidiaries is eligible to participate in the 1998 Plan. Furthermore, certain consultants and advisors to CryoLife may also be eligible to participate in the 1998 Plan.

     Nothing contained in the 1998 Plan or in any Option agreement may confer upon any person any right to continue as director, officer or employee of CryoLife or its subsidiaries or as a consultant or advisor, or limit in any way any right of shareholders or of the Board, as applicable, to remove such person.

New Plan Benefits

     During 1999, the number and exercise price of options granted to executive officers, non-employee directors and non-executive employees pursuant to the 1998 Plan are as set forth below. For the period beginning January 1, 2000 through April 9, 2000, no options were granted pursuant to the 1998 Plan. See "Option/SAR Grants in Last Fiscal Year (1999)" Table above for discussion regarding number of securities underlying options granted to the Named Executives. For a discussion of potential future grants to the non-employee directors, see "Director Compensation" above.

                                                       1999
                                        -----------------------------------
                                                           Exercise Price
                                           Number of         or Range of
                                            Options        Exercise Prices
                                        ----------------- -----------------
Executive Officers                           30,000            $12.75
Non-Employee Directors                      153,500       $11.88 to $12.38
Non-Executive Employees                     139,500       $12.31 to $12.75


Option Exercise Price and Vesting

     The exercise price per share for the shares subject to NSOs shall be at whatever price is approved by the Committee, but not less than the greater of the fair market value or par value per share of the common stock on the Pricing Date, as defined below. The exercise price per share for the shares subject to ISOs shall be not less than the fair market value per share of common stock on the Pricing Date, except that in the case of an ISO to be granted to an employee owning more than 10% of the total combined voting power of all classes of stock of CryoLife, the exercise price per share shall be not less than 110% of the fair market value per share of common stock on the Pricing Date. The "fair market value" shall be the mean between the highest and lowest reported sale prices on the New York Stock Exchange on the Pricing Date. The "Pricing Date" is the date on which the Option or SAR is granted, except that the Committee may provide that: (i) the Pricing Date is the date on which the recipient is hired or promoted (or similar event), if the grant of the Option or SAR occurs not more than 90 days after the date of such hiring, promotion or other event; and
(ii) if an Option or SAR is granted in tandem with, or in substitution for, an outstanding Award, the Pricing Date is the date of grant of such outstanding Award. The Committee determines the vesting provisions for each Option.

Adjustments to Exercise Price and Number of Shares; Change of Control

     In the event of a Corporate Transaction, the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include adjustment of: (i) the number and kind of shares which may be delivered under the 1998 Plan; (ii) the number and kind of shares subject to outstanding Awards; and (iii) the exercise price of outstanding Options and SARs; as well as any other adjustments that the Committee determines to be equitable.

     In general, if CryoLife is merged into or consolidated with another corporation under circumstances in which CryoLife is not the surviving corporation, or if CryoLife is liquidated, or sells or otherwise disposes of substantially all of its assets to another corporation (any such merger, consolidation, etc., being hereinafter referred to as a "Change of Control Transaction") while unexercised Options are outstanding under the 1998 Plan, after the effective date of a Change of Control Transaction each holder of an outstanding Option shall be entitled, upon exercise of such Option, to receive such stock, or other securities as the holders of the same class of stock as those shares subject to the Option shall be entitled to receive in such Change of Control Transaction based upon the agreed upon conversion ratio or per share distribution. However, any limitations on exercisability of Options owned by executive officers or CryoLife shall be waived, and Options of non-executive officers may be waived, in the discretion of the Committee, so that all such Options, from and after a date prior to the effective date of such Change of Control Transaction shall be exercisable in full. Furthermore, the right to exercise shall, in the case of executive officers, and may, in the discretion of the Committee, in the case of other option holders, be given to each holder of an Option during a 15-day period preceding the effective date of such Change of Control Transaction. Any outstanding Options not exercised within such 15-day period may be canceled by the Committee as of the effective date of any such Change of Control Transaction, as specified in the 15-day notice. To the extent that the foregoing adjustments relate to stock or securities of CryoLife, such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

Duration and Termination of 1998 Plan and Options

     The 1998 Plan shall be unlimited in duration and, in the event of 1998 Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that, to the extent required by the Code, no ISOs may be granted under the 1998 Plan on a date that is more than ten years from the date the 1998 Plan is adopted or, if earlier, the date the 1998 Plan is approved by shareholders.

     Each Option expires on the expiration date specified by the Committee. The "expiration date" with respect to an Option means the date established as the expiration date by the Committee at the time of the grant; provided, however, that the expiration date with respect to any Option shall not be later than the earliest to occur of: (a) the ten-year anniversary of the date on which the Option is granted; (b) if the Participant's date of termination occurs for Cause, as defined in the 1998 Plan, the date of termination; or (c) if the Participant's date of termination occurs for reasons other than Cause, retirement, early retirement, death or disability, the 30-day anniversary of such date of termination.

Means of Exercise of Options

     An Option or an SAR shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee. The payment of the exercise price of an Option granted under the 1998 Plan shall be subject to the following:

     (a) The full exercise price for shares of common stock purchased upon the exercise of any Option shall be paid at the time of such exercise, except that, in the case of an exercise arrangement approved by the Committee and described below, payment may be made as soon as practicable after the exercise.

     (b) The exercise price shall be payable in cash or by tendering shares of common stock (by either actual delivery of shares or by attestation, with such shares valued at fair market value as of the day of exercise), or in any combination thereof, as determined by the Committee.

     (c) The Committee may permit a Participant to elect to pay the exercise price upon the exercise of an Option by authorizing a third party to sell shares of common stock, or a sufficient portion of the shares, acquired upon exercise of the Option and remit to CryoLife a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise, or CryoLife may choose to retain sufficient shares from the Option exercise in satisfaction of the exercise price and tax withholding.

Non-transferability of Options

     Except as provided by the Committee, no Option is transferable except by will or by the laws of descent and distribution. Shares subject to Options granted under the 1998 Plan that have lapsed or terminated may again be subject to Options granted under the 1998 Plan.

Restrictions on Stock Awards

     Each Stock Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine. These may include continuous service and/or the achievement of performance measures designated by the Committee. The performance measures that may be used by the Committee for such Awards shall be measured by revenues, income, or such other criteria as the Committee may specify. If the right to become vested in a Stock Award granted under the 1998 Plan is conditioned on the completion of a specified period of service with CryoLife and its subsidiaries, without achievement of performance measures or other objectives being required as a condition of vesting, then the required period of service for vesting shall be not less than three years, subject to acceleration of vesting, to the extent permitted by the Committee, in the event of the Participant's death, disability, change in control or involuntary termination.

Tax Treatment

     The following discussion addresses certain anticipated federal income tax consequences to recipients of awards made under the 1998 Plan. It is based on the Code and interpretations thereof as in effect on the date of this proxy statement. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

     A company, such as CryoLife, for which an individual is performing services will generally be allowed to deduct amounts that are includable in the income of such person as compensation income at the time such amounts are so includable, provided that such amounts qualify as reasonable compensation for the services rendered. This general rule will apply to the deductibility of a Participant's compensation income resulting from participation in the 1998 Plan. The timing and amount of deductions available to CryoLife as a result of the 1998 Plan will, therefore, depend upon the timing and amount of compensation income recognized by a Participant as a result of participation in the 1998 Plan. The following discusses the timing and amount of compensation income which will be recognized by Participants and the accompanying deduction which will be available to CryoLife.

     ISOs. A Participant to whom an ISO which qualifies under Section 422 of the Code is granted generally will not recognize compensation income, and CryoLife will not be entitled to a deduction, upon the grant or the exercise of the Option. To obtain nonrecognition treatment on exercise of an ISO, however, the Participant must be an employee of CryoLife or a subsidiary continuously from the date of grant of the option until three months prior to the exercise of the Option. If termination of employment is due to disability of the Participant, ISO treatment will be available if the option is exercised within one year of termination. If an Option originally designated as an ISO is exercised after those periods, the option will be treated as an NSO for income tax purposes and compensation income will be recognized by the Participant, and a deduction will be available to CryoLife, in accordance with the rules discussed below concerning NSOs.

     The Code provides that ISO treatment will not be available to the extent that the fair market value of shares subject to ISOs, determined as of the date of grant of the ISOs, which become exercisable for the first time during any year exceed $100,000. If the $100,000 limitation is exceeded, the Options in excess of the limitation are treated as NSOs when exercised.

     While a Participant may not recognize compensation income upon exercise of an ISO, the excess of the fair market value of the shares of common stock received over the exercise price for the option can affect the optionee's alternative minimum tax liability under applicable provisions of the Code. The increase, if any, in an optionee's alternative minimum tax liability resulting from exercise of an ISO will not, however, create a deductible compensation expense for CryoLife.

     When a Participant sells shares of common stock received upon exercise of an ISO more than one year after the exercise of the Option and more than two years after the grant of the Option, the Participant will normally not recognize any compensation income, but will instead recognize long-term capital gain or loss from the sale in an amount equal to the difference between the sales price for the shares of common stock and the option exercise price. After the exercise of the ISO prior to their sale will be subject to a 20% maximum capital gains rate. If, however, a Participant sells the shares of common stock within one year after exercising the ISO or within two years after the grant of the ISO (an "Early Disposition"), the Participant will recognize compensation income, and CryoLife will be entitled to a deduction, in an amount equal to the lesser of
(i) the excess, if any, of the fair market value of the shares of common stock on the date of exercise of the Option over the option exercise price, and (ii) the excess, if any, of the sale price for the shares over the option exercise price. Any other gain or loss on such sales, in addition to the compensation income mentioned previously, will normally be capital gain or loss.

     If a Participant exercises an ISO by using shares of common stock ("Tendered Shares") previously acquired by him under another ISO and held by the Participant for less than one year after the date of exercise or two years after the grant of the prior ISO, the surrender of the Tendered Shares will be an Early Disposition. As a result the Participant will recognize ordinary income in an amount equal to the difference between the exercise price at which the Tendered Shares were acquired and the fair market value of the Tendered Shares, either at the time the prior ISO was exercised or at the time of the surrender of the Tendered Shares, whichever is less. A number of the shares of common stock acquired by exercise of the ISO equal to the number of Tendered Shares will have a basis equal to the basis of the Tendered Shares, increased, if applicable, by the amount of ordinary income recognized as a result of the disposition of the Tendered Shares. Such shares of common stock will have a carryover capital gain holding period. The basis of the number of shares of common stock received in excess of the number of Tendered Shares ("Excess Shares") will be zero and their capital gain holding period will begin on the date the ISO was exercised.

     NSOs. A Participant to whom an NSO is granted will not normally recognize income at the time of grant of the Option. When a Participant exercises an NSO, the Participant will generally recognize compensation income, and CryoLife will be entitled to a deduction, in an amount equal to the excess, if any, of the fair market value of the shares of common stock when acquired over the option exercise price. The amount of gain or loss recognized by a Participant from a subsequent sale of shares of common stock acquired from the exercise of an NSO will be equal to the difference between the sales price for the shares of common stock and the sum of the exercise price of the Option plus the amount of compensation income recognized by the Participant upon exercise of the Option.

     A Participant who exercises a NSO by using Tendered Shares (i) will not recognize income as a result of the exercise of the NSO with respect to the number of shares of common stock which equal the number of Tendered Shares and
(ii) will receive a carryover of the basis and holding period of the Tendered Shares for such number of shares of common stock. Receipt of Excess Shares will cause the Participant to recognize ordinary income, and entitle CryoLife to a deduction, in an amount equal to the fair market value of the Excess Shares on the date the NSO was exercised. The Participant's basis for such number of Excess Shares will equal the amount of ordinary income recognized as a result of the exercise of the NSO and the capital gain holding period for the Excess Shares will begin on the date the NSO was exercised.

     SARs. The recipient of an SAR generally will not recognize any compensation income upon grant of the SAR. At the time of exercise of an SAR, however, the recipient should recognize compensation income in an amount equal to the amount of cash, or the fair market value of the shares, received.

     Restricted Stock Awards. If stock received pursuant to a stock award made through the 1998 Plan is subject to a restriction based upon the recipient continuing to perform services for CryoLife or its affiliated companies (a "risk of forfeiture"), the Participant should not recognize compensation income upon receipt of the shares of common stock unless he/she makes a so-called "83(b) election" as discussed below. Instead, the Participant will recognize compensation income, and CryoLife will be entitled to a deduction, when the shares of common stock are no longer subject to a risk of forfeiture, in an amount equal to the fair market value of the stock at that time. Absent a Participant making an 83(b) election, dividends paid with respect to shares of common stock which are subject to a risk of forfeiture will be treated as compensation income to the Participant, and a compensation deduction will be available to CryoLife for the dividend, until the shares of common stock are no longer subject to a risk of forfeiture.

     Different tax rules will apply to a Participant who receives shares of common stock subject to a risk of forfeiture if the Participant files an election pursuant to Section 83(b) of the Code (an "83(b) election"). If, within 30 days of receipt of the shares of common stock, a Participant files an 83(b) election with the Internal Revenue Service and provides a copy of the election to CryoLife, then, notwithstanding that the shares of common stock are subject to a risk of forfeiture, the Participant will recognize compensation income upon receipt of the shares of common stock, and CryoLife will be entitled to a deduction, in an amount equal to the fair market value of the stock at the time of the award. If the 83(b) election is made, any dividends paid with respect to the shares of common stock will not result in compensation income to the Participant, and will not entitle CryoLife to a deduction. Rather, the dividends paid will be treated as any other dividends paid with respect to CryoLife stock.

Tax Withholding

     Whenever CryoLife proposes, or is required, to distribute shares under the 1998 Plan, CryoLife may require the recipient to satisfy any Federal, state and local tax withholding requirements prior to the delivery of any certificate for such shares or, in the discretion of the Committee, CryoLife may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements.

Unfunded Status of the 1998 Plan

     The 1998 Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or optionee by CryoLife, nothing contained in the 1998 Plan shall give any such Participant or optionee any rights that are greater than those of a general creditor of CryoLife.

             OWNERSHIP OF PRINCIPAL SHAREHOLDERS, NAMED EXECUTIVES,
                 AND EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP


     The name and address of each person or entity who owned beneficially 5% or more of the outstanding shares of common stock of CryoLife on April 3, 2000, together with the number of shares owned and the percentage of outstanding shares that ownership represents is set forth in the following table. The table also shows information concerning beneficial ownership by each of the Named Executives and by all directors and executive officers as a group. The number of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the date hereof through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting powers, or shares such powers with his or her spouse, with respect to the shares set forth in the following table:

                                                                                                    Percentage of
                                                                          Number of Shares of       Outstanding
                                                                            CryoLife Stock          Shares of
                         Beneficial Owner                                 Beneficially Owned        CryoLife Stock
--------------------------------------------------------------------     ----------------------    -----------------

Steven G. Anderson................................................                 1,175,645(1)         9.54%
Kirby S. Black, PhD...............................................                    25,154(2)            *
Albert E. Heacox, PhD.............................................                    85,000(3)            *
Edwin B. Cordell, Jr..............................................                    31,644(4)            *
James C. Vander Wyk, PhD .........................................                    24,000(3)            *
Benjamin H. Gray..................................................                   108,924(5)            *
FMR Corp..........................................................                   780,100(6)         6.37%
Scudder Kemper Investments, Inc...................................                 1,134,900(7)         9.30%
All current Directors and Executive Officers
     as a group (14 persons)......................................                 2,225,134(8)        17.55%

__________________

*    Ownership represents less than 1% of outstanding CryoLife common stock.

(1) Includes 105,333 shares held of record by Ms. Ann B. Anderson, Mr. Anderson's spouse. Also includes 36,200 shares subject to options which are presently exercisable or will become exercisable within 60 days after the date of this proxy statement. The business address for Mr. Anderson is: c/o CryoLife, Inc., 1655 Roberts Blvd., N.W., Kennesaw, Georgia 30144.

(2) Includes 24,000 shares subject to options which are either presently exercisable or will become exercisable within 60 days after the date of this proxy statement. Also includes 270 shares held by Dr. Black's children.

(3) Includes 24,000 shares subject to options which are either presently exercisable or will become exercisable within 60 days after the date of this proxy statement.

(4) Includes 2,300 shares in a trading account as to which Mr. Cordell has signature authority and 16,000 shares subject to options which are either presently exercisable or will become exercisable within 60 days after the date of this proxy statement.

(5) Includes 68,500 shares subject to options which are either presently exercisable or will become exercisable within 60 days after the date of this proxy statement. Mr. Gray, a current director of CryoLife, will not stand for reelection at the annual meeting.

(6) The business address of FMR Corp. is: 82 Devonshire Street, Boston, Massachusetts 02109. Based on Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2000.

(7)  The  business  address  of  Scudder  Kemper   Investments,   Inc.  is:  Two
     International Place, Boston, MA 02110. Based on Schedule 13G filed with the Securities and Exchange Commission on January 28, 2000.

(8) See "Election of Directors" for information as to the beneficial ownership of shares attributed to directors who are not also Named Executives. Includes 476,700 shares subject to options which are presently exercisable or will become exercisable within 60 days after the date of this proxy statement. Includes 2,300 shares held in a trading account as to which Mr. Cordell has signature authority. Includes 270 shares held as trustee by an executive officer. Includes 215,500 shares held as beneficiary of a trust, and 110,586 shares held as beneficiary of an IRA, of Ms. Lacy's deceased spouse. Includes 15,000 shares held as administrator of a pension plan. Includes 115,333 shares held of record by the spouses of executive officers and directors.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The accounting firm of Arthur Andersen, LLP has been the independent certified public accountants of CryoLife since May, 1999. Approval or selection of the independent certified public accountants of CryoLife is not submitted to the shareholders at the Annual Meeting. The Board of Directors of CryoLife has historically selected the independent certified public accountants of CryoLife with the advice of the Audit Committee, and the Board believes that it would be to the detriment of CryoLife and its shareholders for there to be any impediment, such as selection or ratification by the shareholders, to its exercising its judgment to select CryoLife's independent certified public accountants or to remove them if, in its opinion, such removal is in the best interest of CryoLife and its shareholders.

     It is anticipated that a representative from the accounting firm of Arthur Andersen, LLP will be present at the annual meeting of shareholders to answer questions and make a statement if the representative desires to do so.

     On May 27, 1999, at the recommendation of the Audit Committee, the Board of Directors of CryoLife engaged the accounting firm of Arthur Andersen LLP as independent auditors for CryoLife. Arthur Andersen LLP replaces the firm of Ernst & Young LLP, whose engagement expired and was not renewed by CryoLife's Board of Directors, also based on the recommendation of the Audit Committee, effective as of May 27, 1999. Ernst & Young LLP was notified that their engagement would not be renewed on June 1, 1999.

     Neither CryoLife nor anyone engaged on its behalf has consulted with Arthur Andersen LLP since the beginning of CryoLife's fiscal year ended December 31, 1997 with regard to (i) either: the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on CryoLife's financial statements which Arthur Andersen LLP has concluded was an important factor considered by CryoLife in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

     There were no disagreements between CryoLife and Ernst & Young LLP in connection with the audits of the two most recent fiscal years ended December 31, 1998, and the subsequent interim period through May 27, 1999, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused Ernst &Young LLP to make reference in connection with their reports to the subject matter of the disagreement. In addition, no events of the type referenced in paragraphs (a) (1) (v) (A) through (D) of Item 304 of Regulation S-K occurred within CryoLife's two most recent fiscal years or within the subsequent interim period through May 27, 1999.

     The audit reports of Ernst & Young LLP on the consolidated financial statements of CryoLife as of and for the years ended December 31, 1998 and 1997 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

     On June 8, 1999, CryoLife received a letter of Ernst & Young LLP dated June 7, 1999. This letter was filed with the Securities and Exchange Commission as
Exhibit 16 to CryoLife's Current Report on Form 8-K/A dated May 22, 1999.


                          SHAREHOLDER PROPOSALS

     Appropriate proposals of shareholders intended to be presented at CryoLife's 2001 Annual Meeting of Shareholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 must be received by CryoLife by December 15, 2000 for inclusion in its proxy statement and form of proxy relating to that meeting. In addition, all shareholder proposals submitted outside of the shareholder proposal rules promulgated pursuant to Rule 14a-8 under the Exchange Act must be received by CryoLife by February 28, 2001, in order to be considered timely. If such shareholder proposals are not timely received, proxy holders will have discretionary voting authority with regard to any such shareholder proposals which may come before the 2001 Annual Meeting. If the date of the next annual meeting is advanced or delayed by more than 30 calendar days from the date of the annual meeting to which this proxy statement relates, CryoLife shall, in a timely manner, inform its shareholders of the change, and the date by which proposals of shareholders must be received.

     Upon The Written Request Of Any Record Or Beneficial Owner Of Common Stock Of CryoLife Whose Proxy Was Solicited In Connection With The 2000 Annual Meeting Of Shareholders, CryoLife Will Furnish Such Owner, Without Charge, A Copy Of Its Annual Report On Form 10-K Without Exhibits For Its Fiscal Year Ended December 31, 1999. Request For A Copy Of Such Annual Report On Form 10-K Should Be Addressed To Suzanne Gabbert, Assistant Secretary, CryoLife, Inc., 1655 Roberts Boulevard, N.W., Kennesaw, Georgia 30144.

     It Is Important That Proxies Be Returned Promptly. Shareholders Who Do Not Expect To Attend The Meeting In Person Are Urged To Sign, Complete, Date And Return The Proxy Card In The Enclosed Envelope, To Which No Postage Need Be Affixed.

                                         By Order of the Board of Directors

                                         /s/ Steven G. Anderson

                                         STEVEN G. ANDERSON, Chairman
                                         of the Board, President and Chief
Dated:  April 14, 2000                   Executive Officer

                                    ANNEX 1
                                 CRYOLIFE, INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  FOR USE AT THE ANNUAL MEETING ON MAY 26, 2000

     The undersigned  shareholder  hereby appoints STEVEN G. ANDERSON and RONALD
D. McCALL, or any of them, with full power of substitution, to act as proxy for, and to vote the stock of, the undersigned at the Annual Meeting of Shareholders of CRYOLIFE, INC. to be held on May 26, 2000, and any adjournments thereof.

     The undersigned acknowledges receipt of Notice of the Annual Meeting and Proxy Statement, each dated April 14, 2000, and grants authority to said proxies, or their substitutes, and ratifies and confirms all that said proxies may lawfully do in the undersigned's name, place and stead. The undersigned instructs said proxies to vote as indicated below and on the reverse hereof.

1.   ELECTION OF DIRECTORS                                                      3.   Upon such other matters as may properly
                                                                                     come before the meeting.
                                                    Nominees:
                                                    ---------                        THE PROXIES SHALL VOTE AS SPECIFIED ABOVE,
                                                                                     OR IF NO DIRECTION IS MADE, THIS PROXY WILL
     FOR election of the individuals                Steven G. Anderson               BE VOTED FOR EACH OF THE LISTED NOMINEES,
     set forth at right (except as Marked                                            AND FOR PROPOSAL 2 AT LEFT.
     to the contrary)                               John M. Cook
                                                                                     PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY
     ---------------                                Ronald C. Elkins, M.D.           CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

     REFRAIN FROM VOTING FOR election of            Virginia C. Lacy                 Please enter your Social Security Number or
     the nominees set forth at right                                                 Federal Employer Identification Number here:
                                                    Ronald D. McCall, Esq.
     (INSTRUCTIONS): To withhold authority                                           ____________________________________________
     to vote for any individual nominee(s),         Alexander c. Schwartz, Jr.
     write that person's name on the space
     provided below                                 Bruce J. Van Dyne, M.D.

     _________________________________________

2.   PROPOSAL TO APPROVE AN INCREASE IN THE
     NUMBER OF SHARES AVAILABLE FOR ISSUANCE
     UNDER THE CRYOLIFE, INC. 1998 LONG-TERM
     INCENTIVE PLAN

     [  ] FOR  [ ] AGAINST  [ ] ABSTAIN


Signature __________________  Date__________________ Signature _________________ Date__________________

NOTE:(Shareholders  should sign exactly as name appears on stock.  When there is more than one owner each should sign. Executors, Administrators, Trustees and others signing in a representative capacity should so indicate.)
     ---------------------------------------------------------------------------
     (continued on the reverse side)

                              FOLD AND DETACH HERE

                         Please date, sign and mail your
                      proxy card back as soon as possible!


                        Annual Meeting of Shareholders of
                                 CRYOLIFE, INC.
                                  May 26, 2000
                                       at
                        Sheraton Suites Galleria-Atlanta
                              2844 Cobb Parkway, SE
                             Atlanta, Georgia 30339
                                   10:00 a.m.